EXHIBIT  23.1


KPMG LLP
113 South Salina Street
Syracuse, NY  13202


                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Bridge Street Financial, Inc.:


We consent to the incorporation by reference in the Registration Statement Nos. 333-101421, 333-102339 and 333-107437 on Form S-8 of Bridge Street Financial,
Inc. of our report dated March 1, 2004, with respect to the consolidated statements of financial condition of Bridge Street Financial, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended, which report is incorporated by reference in the December 31, 2003 Annual Report on Form 10-KSB of Bridge Street Financial, Inc.



/s/ KPMG LLP

March 26, 2004
Syracuse, New York